Exhibit 107

Calculation of Filing Fee Tables
F-3
Rubico Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
		Equity	Common Shares, par value $0.01 per Share	457(o)
		Equity	Preferred Stock, par value $0.01 per Share	457(o)
		Other	Preferred Stock Purchase Rights	457(o)
		Debt	Debt Securities	457(o)
		Other	Warrants	457(o)
		Other	Purchase Contracts	457(o)
		Other	Rights	457(o)
		Other	Depositary Shares	457(o)
		Other	Units	457(o)
Fees Previously Paid	1	Unallocated (Universal) Shelf		457(o)			$ 200,000,000.00		$ 27,620.00
Fees Previously Paid	2	Equity	Common Shares, par value $0.01 per Share	Other	631,575		$ 3,751,555.50		$ 518.09
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 203,751,555.50		$ 28,138.09
			Total Fees Previously Paid:						$ 28,138.09
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(i) There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $200,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder. Preferred Stock Purchase Rights are not currently separable from the Common Shares and are not currently exercisable. The value attributable to the Preferred Stock Purchase Rights, if any, will be reflected in the market price of the Common Shares. (ii) Pursuant to General Instruction I.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price.

[2]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the $6.66 (high) and $5.22 (low) prices of the Shares on Nasdaq on June 29, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date